SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                -----------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of report (Date of earliest event reported) July 2, 1998


                                 B&G Foods, Inc.
                            ------------------------
               (Exact Name of Registrant as Specified in Charter)


        Delaware                    333-39813                13-3916496
     -----------------           ----------------          ---------------
      (State or Other            (Commission File           (IRS Employer
      Jurisdiction of                 Number)              Identification
       Incorporation                                            No.)


        426 Eagle Rock Avenue, Roseland, New Jersey                07068
        --------------------------------------------             ----------
         (Address of Principal Executive Offices)                (Zip Code)


        Registrant's telephone number, including area code (973) 228-2500

                                 Not Applicable
                           --------------------------
          (Former Name or Former Address, if Changed Since Last Report)

         This form 8-K/A amends and supplements the Form 8-K filed with the Securities and Exchange Commission (the "Commission") on August 3, 1998, relating to the acquisition by BGH Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of B&G Foods, Inc., a Delaware corporation, of all of the issued and outstanding capital stock of Maple Grove Farms of Vermont, Inc., a Vermont corporation, Up Country Naturals of Vermont, Inc., a Vermont corporation, and Les Produits Alimentaires Jacques et Fils Inc., a corporation organized under the laws of the Province of Quebec, Canada, for an aggregate purchase price of $15,170,000, plus the assumption of $17,300,000 of debt. This form 8-K/A contains the information referred to in Item 7 of the Form 8-K.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

  (a)       Financial Statements of Businesses Acquired.

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES


                     INDEX TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------


                                                                  PAGE NO.
                                                                  --------



INDEPENDENT AUDITORS' REPORT                                          4

COMBINED FINANCIAL STATEMENTS

     BALANCE SHEETS AS OF JUNE 27, 1998 (UNAUDITED)
         AND SEPTEMBER 28, 1997                                       5

     STATEMENTS OF OPERATIONS FOR THE 39-WEEK PERIODS
         ENDED JUNE 27, 1998 AND JUNE 27, 1997 (UNAUDITED)
         AND THE 52-WEEK PERIOD ENDED SEPTEMBER 28, 1997              6

     STATEMENTS OF CASH FLOWS FOR THE 39-WEEK PERIODS
         ENDED JUNE 27, 1998 AND JUNE 27, 1997 (UNAUDITED)
         AND THE 52-WEEK PERIOD ENDED SEPTEMBER 28, 1997              7


     NOTES TO COMBINED FINANCIAL STATEMENTS                           8

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Board of Directors and Stockholders of B&G Foods, Inc.


We have audited the accompanying combined balance sheet of Maple Grove Farms of Vermont, Inc. and Affiliated Companies as of September 28, 1997, and the related combined statements of operations, and cash flows for the 52-week period then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based upon our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Maple Grove Farms of Vermont, Inc. and Affiliated Companies as of September 28, 1997, and the results of their operations and their cash flows for the 52-week period then ended in conformity with generally accepted accounting principles.





KPMG Peat Marwick LLP


Short Hills, New Jersey
September 11, 1998

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES
                             COMBINED BALANCE SHEETS


                                     ASSETS
                                                                                June 27, 1998        Sept. 28, 1997
                                                                                -------------        --------------
                                                                                 (Unaudited)

CURRENT ASSETS
    Cash                                                                        $      913,127          $    255,268
    Accounts receivable - trade, less allowances of $237,855
      at September 28, 1997                                                          2,743,944             2,540,287
    Inventories:
      Finished goods                                                                 2,231,755             2,950,254
      Raw materials                                                                 12,923,498             4,187,888
    Prepaid expenses and other current assets                                          259,217               399,902
    Deferred income taxes                                                              119,881                82,260
                                                                                --------------          ------------

           Total current assets                                                     19,191,422            10,415,859

Property, plant and equipment, net                                                   2,972,628             2,831,528
Intangible assets, net of accumulated amortization
  of $8,310 at September 28, 1997                                                       28,433                34,994
Other assets                                                                           116,308               181,135
Due from stockholder                                                                   617,608                   --
                                                                                --------------          ------------

           Total assets                                                         $   22,926,399           $13,463,516
                                                                                ==============          ============


                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
    Note payable - bank                                                         $   12,956,018          $  5,640,000
    Current installments of long-term debt                                             305,587               305,587
    Notes payable - stockholder                                                      3,441,773             3,441,773
    Accounts payable                                                                 1,847,326             1,773,976
    Accrued expenses                                                                   831,270               607,561
    Income tax payable                                                                 222,931                18,003
                                                                                --------------         -------------
           Total current liabilities                                                19,604,905            11,786,900

Long-term debt                                                                       1,903,309             2,132,125
                                                                                --------------          ------------
           Total liabilities                                                        21,508,214            13,919,025
                                                                                --------------           ------------
STOCKHOLDERS' EQUITY (DEFICIT)
    Common stock                                                                         1,258                 1,258
    Additional paid-in capital                                                         107,900               107,900
    Retained earnings (accumulated deficit)                                          1,479,027              (394,667)
                                                                                --------------        ---------------
                                                                                     1,588,185              (285,509)
    Less treasury stock at cost, 49 shares                                             170,000               170,000
                                                                                --------------        --------------

           Total stockholders' equity (deficit)                                      1,418,185              (455,509)
                                                                                --------------        ---------------

Commitments and contingencies (notes 6, 9 and 12)
           Total liabilities and stockholders' equity (deficit)                 $ 22,926,399              $13,463,516
                                                                                ============           ==============



            See accompanying notes to combined financial statements.


                                       5

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                        COMBINED STATEMENTS OF OPERATIONS


                                                        39-week           39-week          52-week
                                                      Period Ended      Period Ended      Period Ended
                                                      June 27, 1998     June 27, 1997    Sept. 28, 1997
                                                      -------------     -------------    --------------
                                                      (Unaudited)       (Unaudited)

Net sales                                               $30,224,798       $26,389,836      $35,188,898

Cost of goods sold                                       22,719,780        20,732,796       27,335,583
                                                       ------------      ------------     ------------

         Gross profit                                     7,505,018         5,657,040        7,853,315

Selling, general and administrative expenses              4,728,491         5,086,279        7,051,583
                                                       ------------      ------------     ------------

         Income from operations                           2,776,527           570,761          801,732

Other expense:

     Interest expense                                       552,883           489,248          699,898
     Interest expense - related parties                     164,640           141,230          188,306
                                                       ------------       -----------     ------------

         Income (loss) before provision for income taxes  2,059,004           (59,717)         (86,472)

Provision for income taxes                                  185,310             3,220              813
                                                       ------------       -----------      -----------

         Net income (loss)                             $  1,873,694       $   (62,937)     $   (87,285)
                                                       ============       ============     ===========


            See accompanying notes to combined financial statements.


                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES


                        COMBINED STATEMENTS OF CASH FLOWS


                                                                  39-week               39-week           52-week
                                                                 Period Ended          Period Ended      Period Ended
                                                                 June 27, 1998          June 27, 1997   Sept. 28, 1997
                                                                 -------------         --------------   --------------
                                                                 (Unaudited)           (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                            $  1,873,694         $    (62,937)      $   (87,285)
     Adjustments to reconcile net income (loss) to net
       cash (used in) provided by operating activities:
            Depreciation and amortization                              219,000              252,000            474,632
            Amortization of deferred debt issuance costs                 6,561                6,233              8,310
            Loss from sale of vehicles and equipment                      --                  2,433              2,433
            Deferred income taxes                                      (37,621)             (27,990)           (17,190)
            Changes in assets and liabilities:
                  Accounts receivable - trade                         (203,657)            (354,435)          (583,021)
                  Inventories                                       (8,017,111)               3,463          1,570,834
                  Prepaid expenses and other
                    current assets                                     140,685            212,759              56,817
                  Other assets                                          64,827           (272,839)            (74,327)
                  Accounts payable                                      73,350            390,025            (304,003)
                  Accrued expenses                                     223,709            452,093             183,905
                  Income tax payable                                   204,928             33,862              26,359
                                                                  ------------        -----------         ------------

            Net cash (used in) provided by
              operating activities                                  (5,451,635)           634,667           1,257,464
                                                                  -------------        -----------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Acquisition of capital expenditures                              (360,100)          (499,650)           (648,695)
                                                                  -------------         ----------       -------------
            Net cash used in investing activities                     (360,100)          (499,650)            (648,695)
                                                                   ------------         ----------       -------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net proceeds (repayments) from note payable - bank              7,316,018           (853,151)          (1,694,445)
     Proceeds from issuance of long-term debt                             --              187,395              194,605
     Principal payments on long-term debt                             (228,816)          (185,362)            (247,150)
     Net borrowings on notes payable-stockholder                          --              262,021              610,042
     (Increase) decrease in due from stockholder                      (617,608)           225,000              225,000
                                                                  -------------       -----------        -------------
             Net cash provided by (used in) financing
               activities                                            6,469,594           (334,097)            (911,948)
                                                                  ------------       ------------         ------------
             Net increase (decrease) in cash                           657,859           (199,080)            (303,179)
Cash at beginning of period                                            255,268            558,447              558,447
                                                                  ------------       ------------         ------------
Cash at end of period                                             $    913,127        $   359,367         $    255,268
                                                                  ============        ===========         ============
Supplemental Disclosures of Cash Flows  Information
---------------------------------------------------
      Cash paid during the period for:
            Interest expense                                      $    526,177       $    487,694         $    707,649
                                                                  ============       ============         ============
            Income taxes                                          $      6,900       $        300         $      5,580
                                                                  ============       ============         ============

            See accompanying notes to combined financial statements.


                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               SEPTEMBER 28, 1997



(1)      NATURE OF OPERATIONS

         The combined financial statements include the financial statements of Maple Grove Farms of Vermont, Inc. and two affiliated companies, Up Country Naturals of Vermont, Inc. and Les Produits Alimentaires Jacques et Fils, Inc. (collectively, the Company), which are owned by the same stockholders. Maple Grove Farms of Vermont, Inc. was incorporated under the laws of the state of Vermont in 1975 for the purpose of manufacturing and selling specialty foods including salad dressings, maple syrup and confectionery products. Its products are sold primarily to wholesale distributors, brokers, and hospitality and food service markets throughout the United States. Up Country Naturals of Vermont, Inc. was incorporated under the laws of the state of Vermont in 1996 for the purpose of manufacturing and selling all-natural specialty foods. Les Produits Alimentaires Jacques et Fils, Inc. is a Canadian corporation whose primary purpose is to purchase and warehouse syrup for Maple Grove Farms of Vermont, Inc.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.     Principles of Combination

         The combined financial statements include Maple Grove Farms, Inc., Up Country Naturals, Inc., and Les Produits Alimentaires Jacques et Fils, Ltd. All intercompany balances and transactions have been eliminated in combination.

         b.     Fiscal Year

         The Company's fiscal year is the 52-53 week period ending on the Sunday closest to September 30.

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         c.    Inventories

         Inventories are stated at the lower of cost or market. Cost is determined principally using the first-in, first-out method.

         d.    Property, Plant and Equipment

         Property, plant, and equipment are stated at cost and depreciated using the straight-line and accelerated methods based on the following estimated useful lives:

               Buildings and improvements                    39 years
               Machinery and equipment                        7 years
               Office machinery and equipment               3-7 years
               Vehicles                                       5 years


         e.    Intangible Assets

         The  Company   amortizes   deferred  debt  issuance   costs  using  the
         straight-line method over the term of the related debt agreements. Amortization of deferred debt issuance costs for the fiscal year ended September 28, 1997 was $8,310.

         f.    Income Taxes

         Maple Grove Farms of Vermont, Inc. has elected to be taxed under subchapter S of the Internal Revenue Code. Under this election, most income and other tax items pass through to the individual stockholders and are included in their taxable income for the year. Maple Grove Farms of Vermont, Inc. does, however, pay Vermont corporate taxes on its earnings. Up Country Naturals of Vermont, Inc. has elected to be taxed as a C corporation. Les Produits Alimentaires Jacques et Fils, Inc. is incorporated under Part IA of the Quebec Companies Act.

         Deferred tax assets and liabilities of the Company are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS




(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         g.    Foreign Currency Translation

         Assets and liabilities for Les Produits Alimentaires Jacques et Fils, Inc. transacted in foreign currencies are translated into dollars at their appropriate remeasurement rates, current or historical. Revenue and expenses are translated at average rates for the year. The net exchange differences resulting from translations are recorded as a component of stockholders' equity (deficit). There were no adjustments to stockholders' deficit at September 28, 1997, since the resulting adjustment was not material to the combined financial statements.

         h.    Advertising

         Advertising costs are generally expensed as incurred. Advertising expense was $889,004 for fiscal year ended September 28, 1997.

         i.    Use of Estimates

         The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)      PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment, net at September 28, 1997 consists of the following:

                  Land                                    $     37,332
                  Buildings and improvements                 2,211,604
                  Machinery and equipment                    2,325,046
                  Office machinery and equipment               178,851
                  Vehicles                                     111,270
                                                          ------------
                                                             4,864,103
                  Less accumulated depreciation              2,032,575
                                                          ------------
                                                          $  2,831,528
                                                          ============

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS




(4)      NOTE PAYABLE - BANK

         At September 28, 1997, note payable - bank consists of a $10,000,000 line of credit with a bank. Availability, including outstanding letters of credit, is subject to a borrowing base on eligible accounts receivable and inventory levels, as defined in the loan agreement. Availability under the line of credit at September 28, 1997 was approximately $646,000. Interest is due monthly under several different arrangements, including a revolving balance at the bank's base rate (8.50% at September 28, 1997) plus 0.5%, contracts at variable LIBOR rates plus 2.75%, and a banker's acceptance (9.042% effective rate at September 28, 1997). The line is due on demand under the agreement, which expires in March 1998. See note 5 for a description of collateral, guarantees and loan covenants. Amounts due under the line of credit as of September 28, 1997 are included in the combined balance sheet as follows:

              Note payable - bank                                    $ 5,820,000
              Less amounts refinanced on a long-term basis
                subsequent to year end (a)                               180,000
                                                                     -----------
                                                                     $ 5,640,000
                                                                     ===========

         (a) In October 1997, Maple Grove Farms of Vermont, Inc. borrowed $233,675 under its $500,000 equipment line of credit with a bank. Of the total amount borrowed, approximately $180,000 was used to refinance amounts owed under its working capital line of credit on a long-term basis (see note 5) and the remaining amount was used to finance new capital acquisitions. The loan is payable in monthly installments of $3,895 plus interest at the bank's base rate (8.50% at September 28, 1997) plus 0.75% and is due October 2002.

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS



(5)      LONG-TERM DEBT

         Long-term debt at September 28, 1997 consists of the following:

                  Mortgage  note  payable  to bank in  monthly  installments  of
                  $9,068,  including  interest at a fixed rate of 10.45% through
                  August 2001. Thereafter, variable interest at bank's base rate plus 1%, or fixed  interest at bank's cost of funds plus 3.50%
                  on the  outstanding  principal.  All  remaining  principal and
                  unpaid interest due August 2003.                                        $ 796,918

                  Term note payable to bank in monthly principal installments of
                  $13,716, plus interest at the bank's base rate plus 0.75%, due
                  August 2001.                                                              658,355

                  Note  payable  under  an  equipment  line  of  credit  bearing interest at the bank's  base rate plus  0.75%,  due in monthly
                  installments of $2,708 plus interest, due September 2000.                  97,500

                  Note  payable  under  an  equipment  line  of  credit  bearing interest at the bank's  base rate plus  0.75%,  due in monthly
                  installments of $1,147 plus interest, due October 2001.                    56,190

                  Borrowings under line of credit refinanced on a long-term basis
                  subsequent to year end (see note 4).                                      180,000

                  Note payable to Vermont Economic Development Authority, due in monthly  installments of $2,451,  including interest at 5.50%.
                  Balloon payment of approximately $190,000 due September 2002.
                  Secured by second mortgage on real estate.                                272,762



                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS



(5)      LONG-TERM DEBT (continued)

                  Note payable to Economic Development Fund of Northern Vermont, due in monthly  installments  of $920,  including  interest at
                  7.50%,  due  September  2002.  Secured by second  mortgage  on
                  machinery and equipment.                                                $  46,171

                  Note payable to Pepj, Inc. due in monthly installments of $1,136, plus interest at 7.50%.  Balloon payment of $56,855 due in July
                  1999.  Secured by land and building located in St. Evariste,
                  Canada.                                                                    72,299

                  Note payable to Caisse Populaire De La Guadeloupe due in
                  semiannual installments of $4,934, plus interest at 6.55% through
                  February 1998, at which time interest rate is subject to change.
                  Due in March 2010.  Secured by property and equipment located in
                  St. Evariste, Canada.                                                     120,473

                  Note  payable in  monthly  installments  of $1,242,  including interest at 7.125%  through July 1999,  at which time interest rate is subject to change.  Due in September 2009.  Secured by
                  property and equipment located in St. Evariste, Canada.                   120,561

                  Note  payable  in  monthly  installments  of  $493,  including
                  interest at 9.50%, due December 2000. Secured by a vehicle.                16,483
                                                                                        -----------
                           Total long-term debt                                           2,437,712

                  Less current installments                                                 305,587
                                                                                        -----------

                  Long-term debt, excluding current installments                        $ 2,132,125
                                                                                        ===========


                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS



(5)      LONG-TERM DEBT (continued)

                  All bank debt, including the line of credit described in note 4, is collateralized by a first security interest in substantially all assets of Maple Grove Farms of Vermont, Inc., the assignment of life insurance policies on the majority stockholder and the personal guarantee of the majority stockholder. The loans are subject to loan covenants, terms of which provide, among other things, the maintenance of tangible capital base levels, ratios and debt service coverage ratio, as defined in the master loan agreement.

         The aggregate maturities of long-term debt are as follows:

                           Year Ending
                            September,
                           -----------
                               1998                       $   305,587
                               1999                           373,350
                               2000                           320,655
                               2001                           317,639
                               2002                           325,811
                               Thereafter                 $   794,670
                                                          -----------
                                                          $ 2,437,712
                                                          ===========

         The Company has an unused letter of credit at September 28, 1997 in the amount of $75,000.

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS



(6)      LEASES

         The Company has several noncancelable operating leases for various pieces of equipment under leases that expire through 2001. Total rent expense under these agreements charged to operations was $76,127 for the fiscal year ended September 28, 1997.

         Future minimum lease payments for all noncancelable operating leases having a term in excess of one year at September 28, 1997 are as follows:

                           Years Ending
                             September,
                           ------------
                               1998                                   $   67,034
                               1999                                       55,455
                               2000                                       40,154
                               2001                                       12,275
                                                                      ----------
                                                                      $  174,918
                                                                      ==========

(7)      COMMON STOCK

         Common stock at September 28, 1997 consists of the following:

             Maple Grove Farms of Vermont, Inc. - $1 par value per
                share voting common stock; 5,000 shares
                authorized, 100 shares issued, 51 shares
                outstanding.                                           $     100

             Up Country Naturals of Vermont, Inc. - No par
                value voting common stock; 2,000 shares
                authorized, 1,010 shares issued and
                outstanding.                                               1,010

             Les Produits Alimentaires Jacques et Fils, Inc.:

                 Class H no par value voting common stock; Unlimited authorized shares, no shares issued or
                 outstanding.                                                --

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS




(7)      COMMON STOCK (continued)

               Class  I  no  par  value  non-voting   common  stock;
               Unlimited  authorized  shares,  100 shares issued and
               outstanding.                                                   74

               Class  J no par  value  voting  common  stock  with a
               monthly noncumulative,  non-preferential  dividend of
               0.5% of the redemption value, redeemable at an amount
               equal to the  quotient  obtained by dividing the fair
               market  value of the  consideration  received  by the
               Company in respect of the issue of such shares by the
               Number of Class J shares issued. The stock contains a
               preference over the Class H and I stocks in the event
               of  liquidation.  Unlimited  authorized  shares,  100
               shares issued and outstanding.                                 74
                                                                        --------
                                                                        $  1,258
                                                                        ========

               Treasury stock consists of 49 common shares of Maple Grove Farms of Vermont, Inc. at cost.

               For the fiscal year ended September 28, 1997, the change in retained earnings (accumulated deficit) is due to the net loss.

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS



(8)      RELATED PARTIES

         Notes payable to stockholder consists of two notes payable in the amounts of $251,638 and $3,190,135 with interest at 6.50%, due on demand, subordinated to all bank debt.

         Stockholder's salary of $182,000 has been included in selling, general and administrative expenses for the fiscal year ended September 28, 1997. During the fiscal year ended September 28, 1997, approximately $202,000 and $562,000 is included in selling, general and administrative expenses related to commissions paid to a related entity owned by the Company's majority stockholder and an annual bonus to the majority stockholder, respectively.

(9)      BUSINESS AND CREDIT CONCENTRATIONS

         In 1997, the Company sold a substantial portion of its products to one customer. Sales for the fiscal year ended September 28, 1997 to this customer were approximately $8,000,000 (23% of net sales). At September 28, 1997, the amount due from this customer, included in accounts receivable - trade, was $403,235.

(10)     401(k) PROFIT SHARING PLAN

         Maple Grove Farms of Vermont, Inc. maintains a 401(k) profit sharing plan that covers all of its employees over 21 years of age who have completed six months of service. Contributions to the plan are determined annually by the board of directors. Contributions charged to operations in 1997 were $53,564.

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS



(11)     INCOME TAXES

         The provision for income taxes for the fiscal year ended September 28, 1997 consists of the following:

              Current - State                                         $  18,003

              Deferred - State                                          (17,190)
                                                                      ---------
                                                                      $     813
                                                                      =========

         Income tax expense differs from the expected income tax expense (computed by applying the U.S. federal income tax rate of 34% to pre-tax income) as a result of the following:


              Computed expected tax benefit                           $  29,400)
              State income taxes                                            813
              S Corporation earnings exempt from federal tax             (3,070)
              Change in valuation allowance                              32,470
                                                                      ---------
                                                                      $     813
                                                                      =========

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at September 28, 1997 consists of the following:


              Accounts receivable, principally due to allowance       $  21,330
              Inventories                                                37,530
              Net operating loss carryforwards                           51,000
              Accruals not currently deductible                          23,400
                                                                      ---------
                  Total gross deferred tax assets                       133,260
              Less valuation allowance                                   51,000
                                                                      ---------

                  Net deferred tax assets                             $  82,260
                                                                      =========

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of

                       MAPLE GROVE FARMS OF VERMONT, INC.
                            AND AFFILIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS


(11)     INCOME TAXES (continued)

         historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at September 28, 1997. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The Company established a valuation allowance for the deferred tax assets associated with federal net operating loss carryforwards at September 28, 1997 because management believes that based upon historical and projected taxable income, it is not more likely than not that the deferred tax asset related to such net operating loss carryforwards will be realized. The change in the valuation allowance in fiscal 1997 was primarily due to additional federal net operating loss carryforwards.

         Les Produits Alimentaires Jacques et Fils, Inc. and Up Country Naturals of Vermont, Inc. have net operating loss carryforwards of approximately $38,000 and $112,000, respectively, available to reduce future taxable income. Such deferred tax asset has been fully offset by a valuation allowance for deferred taxes.

(12)     CONTINGENCIES

         The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position, results of operations or liquidity. In July 1998, the Company settled a wrongful termination claim for approximately $95,000 which was accrued for at September 28, 1997.

(13)     SUBSEQUENT EVENT

         On July 2, 1998, the Company entered into a stock purchase agreement to sell all of its issued and outstanding capital stock to BGH Holdings, Inc., a subsidiary of B&G Foods, Inc., for an aggregate consideration of $15,170,000, consisting of $14,170,000 in cash and $1,000,000 of capital stock of B&G Foods Holdings, Inc. (Holdings, the parent company of B&G Foods, Inc.), consisting of 1,000 shares of common stock having an aggregate value of $10,000 and 990 shares of 13% Series A cumulative preferred stock of Holdings having an aggregate liquidation preference of $990,000, plus the assumption of $17,300,000 of the Company's debt. The closing under the stock purchase agreement occurred on July 17, 1998.

(b)      Pro Forma Financial Information.

         PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


The following presents certain unaudited pro forma condensed consolidated financial information of B&G Foods, Inc. and subsidiaries (the Company or B&G) as of and for the periods ended as indicated. The unaudited proforma condensed consolidated statements of operations data give effect to (i) the acquisition of certain assets relating to the Nabisco Brands (the "Nabisco Brands Acquisition") from Nabisco, Inc. which occurred on June 17, 1997, (ii) the acquisition of all of the outstanding capital stock of JEM Brands, Inc. ("JEM") the holding company of Trappey's Fine Foods, Inc. (together with JEM, "Trappey's") from McIlhenny (the "Trappey's Acquisition) on August 15, 1997, (iii) the acquisition of all the issued and outstanding capital stock of Maple Grove Farms of Vermont, Inc., Up Country Naturals of Vermont, Inc. and Les Produits Alimentaires Jacques et Fils, Inc. (collectively, "Maple Grove") (the "Maple Grove Acquisition"), which occurred on July 17, 1998, and (iv) the related financing, in each case, as if such transaction had occurred on December 29, 1996 for the fiscal year ended January 3, 1998 and for the 26-week period ended July 4, 1998. The unaudited pro forma condensed consolidated balance sheet gives effect to the Nabisco Brands Acquisition, the Trappey's Acquisition and the Maple Grove Acquisition as if they occurred as of July 4, 1998.

The unaudited pro forma condensed consolidated financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed consolidated financial information does not purport to represent the Company's results of operations or financial position that would have resulted had the transactions to which pro forma effect is given been consummated as of the dates or for the periods indicated. The Nabisco Brands Acquisition, Trappey's Acquisition and the Maple Grove Acquisition have been accounted for herein by the purchase method of accounting. The pro forma information reflects preliminary estimates of the allocation of the purchase price for the Maple Grove Acquisition and is subject to final determination.

The unaudited pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements of the Company, the Nabisco Brands, Trappey's, and Maple Grove and with other information pertaining to the Company in the Prospectus dated February 6, 1998.

                                 B&G Foods, Inc.
            Unaudited Pro Forma Condensed Consolidated Balance Sheet
                                  July 4, 1998
                             (Dollars in thousands)


                                   Historical
                                   ----------



                                                                                                       Pro Forma
                                                 B&G            Maple Grove           Pro Forma       Consolidated
                                             July 4, 1998      June 27, 1998         Adjustments      July 4, 1998
                                             ------------      -------------         -----------      ------------

                  Assets
Current Assets:
  Cash and cash equivalents                 $        4,431     $            913      $         --     $        5,344
  Trade accounts receivable, net                    12,404                2,744                --             15,148
  Inventories                                       24,463               15,155                --             39,618
  Prepaid expenses and other current                 1,628                  259                --              1,887
    assets
  Deferred income taxes                              2,819                  120                --              2,939
                                            --------------     ----------------      ------------     --------------
         Total current assets                       45,745               19,191                --             64,936
Property, plant and equipment, net                  23,429                2,973                --             26,402
Intangible assets, net                              99,338                   28            13,752 (4)        113,118
Other assets                                         5,537                  116                --              5,653
Due from stockholder                                    --                  618              (618)(5)            --
                                            --------------     ----------------      ------------      -------------
         TOTAL ASSETS                       $      174,049     $         22,926      $     13,134      $     210,109
                                            ==============     ================      ============      =============
  Liabilities and Stockholder's equity
Current Liabilities:
  Current installments of long-term debt    $          341     $         16,704      $    (16,704)(5)  $        341
  Trade accounts payable                            11,095                1,847                --            12,942
  Accrued expenses                                   9,898                  831                --            10,729
  Due to related parties                             1,166                   --                --             1,166
  Income tax payable                                    --                  223                --               223
                                            --------------     -----------------     ------------      ------------
         Total current liabilities                  22,500               19,605           (16,704)           25,401
Long-term debt                                     120,258                1,903            30,256 (5)       152,417
Deferred income taxes                               12,235                   --                --            12,235
                                            --------------     -----------------     ------------      ------------
         Total liabilities                         154,993               21,508            13,552           190,053
Stockholder's equity:
Common stock                                           --                     1                (1)(6)            --
Additional paid in capital                          20,231                  108               892 (6)        21,231
Treasury stock                                        --                   (170)              170 (6)            --
Related earnings (accumulated deficit)              (1,175)               1,479            (1,479)(6)        (1,175)
                                            --------------     -----------------     ------------      -------------
         Total stockholder's equity                 19,056                1,418              (418)           20,056
                                            --------------     -----------------     ------------      -------------
         TOTAL LIABILITIES AND
            STOCKHOLDER'S EQUITY            $      174,049     $         22,926     $      13,134      $     210,109
                                            ==============     ================     =============      =============



                                 B&G Foods, Inc.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                    For the Fiscal Year Ended January 3, 1998
                             (Dollars in thousands)


                                                   Historical
                                    -----------------------------------------------

                                                   Nabisco Brands                             Pro Forma          Pro Forma
                                    B&G(1)         and Trappey's(2)      Maple Grove(3)       Adjustments       Consolidated
                                    ---            -------------         -----------          -----------       ------------

Statement of Operations:

Net sales                        $  151,615       $     20,504           $     37,351       $         -         $    209,470
Cost of goods sold                   98,950             10,199                 28,634               (24) (7)         137,759
                                 ----------       ------------           ------------       -----------         ------------
  Gross profit                       52,665             10,305                  8,717                24               71,711
Sales, general and
administrative expenses              41,572              6,532                  6,896               436  (8)          55,436
Management fees                         250                 --                     --                --                  250
                                 ----------       ------------           ------------       ------------        ------------

  Operating income                   10,843              3,773                  1,821            (412)                16,025

Other (income) expense:
  Interest and other income              --              (151)                     --              151 (9)                --
  Interest expense - related            811                 --                    188             (942)(10)               57
    parties
  Interest expense                    8,767                  4                    705            5,217 (11)            14,693
                                 ----------       ------------           ------------       ----------           ------------

  Income before income tax
    expense and extraordinary         1,265              3,920                    928           (4,838)                 1,275
      item

Income tax expense                      833                282                     84             (487)(12)               712
                                 ----------       ------------           ------------       ----------           ------------

Income before extraordinary item $      432       $      3,638           $        844       $   (4,351)          $        563
                                 ==========       ============           ============       ==========           ============


                                 B&G Foods, Inc.
       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                    For the 26-Week Period Ended July 4, 1998
                             (Dollars in thousands)


                                                       Historical
                                                  ---------------------------
                                                                                      Pro Forma        Pro Forma
                                                  B&G             Maple Grove(3)     Adjustments     Consolidated
                                                  ---             -----------        -----------     ------------

Statement of Operations:
Net sales                                     $     81,031       $        18,133     $     --         $   99,164
Cost of goods sold                                  49,471                13,967           --             63,438
                                            --------------       ---------------     --------        ------------
   Gross profit                                     31,560                 4,166           --             35,726
Sales, general and administrative expenses          24,635                 2,906          147 (8)         27,688
Management fees                                        125                    -            --                125
                                            --------------       ---------------     --------        -----------
   Operating income                                  6,800                 1,260          (147)            7,913
Other (income) expense:
   Interest expense - related parties                   31                   110          (110)(10)           31
   Interest expense                                  6,383                   366           879 (11)        7,628
                                            --------------       ---------------     ---------       -----------
   Income before income tax expense                    386                   784          (916)              254

Income tax expense                                     189                    71          (42) (12)          218
                                            --------------       ---------------     ---------       -----------
Net income                                  $          197       $           713     $   (874)       $        36
                                            ==============       ===============     =========       ===========



                                 B&G Foods, Inc.
                          Notes to Unaudited Pro Forma
                   Condensed Consolidated Financial Statements
                             (Dollars in thousands)


The following pro forma adjustments give effect to (i) the Nabisco Brands Acquisition, (ii) the Trappey's Acquisition, (iii) the Maple Grove Acquisition, and (iv) the related financings. The above acquisitions have been accounted for using the purchase method of accounting.

On June 17, 1997, the Company acquired certain assets from Nabisco, Inc. for a purchase price of approximately $50,557, including transactions costs. Financing for this acquisition and certain related transaction fees and expenses was provided by $35,000 of new borrowings on an amended and restated Senior Secured Credit Facility, and $17,000 of the proceeds from the issuance of $23,000 of 12% Senior Subordinated Notes (the Interim Notes).

On August 15, 1997, the Company acquired all of the outstanding capital stock of JEM for approximately $12,462, including transaction costs. Financing for this acquisition and certain related transaction fees and expenses was provided by the proceeds from the issuance of $120,000 Senior Subordinated Notes (the Existing Notes) on August 11, 1997.

The costs of the Nabisco Brands Acquisition and the Trappey's Acquisition have been allocated to tangible and intangible assets as follows:

           Property, plant and equipment                            $  7,111 (a)
           Intangible assets - trademarks                             24,500
           Intangible assets - goodwill                               28,045
           Other assets, principally net current assets                4,621
           Deferred income tax liabilities, net                       (1,258)
                                                                    ---------
                                                                     $63,019
           -------------
           (a) As part of the allocation of the purchase price, property, plant and equipment was written-up by $3,234 to estimated fair market value.

On July 2, 1998, BGH Holdings, Inc. (the Buyer) a subsidiary of B&G, entered into a Stock Purchase Agreement by and among Buyer, Maple Grove and William F. Callahan and Ruth M. Callahan (collectively, the Sellers), pursuant to which Buyer would acquire all of the issued and outstanding capital stock of Maple Grove for aggregate consideration of $15,170, consisting of $14,170 in cash and $1,000 of capital stock of B&G Foods Holdings, Inc. (Holdings, the Company's parent) consisting of 1,000 shares of Common Stock having an aggregate value of $10 and 990 shares of 13% Series A Cumulative Preferred Stock having an aggregate liquidation preference of $990, plus the assumption of $17,300 of debt. The closing under the Stock Purchase Agreement occurred on July 17, 1998. The Stock Purchase Agreement provides for a post-closing adjustment to be paid by either Buyer or Sellers under certain circumstances. Financing for this acquisition and certain related transaction fees and expenses was provided by borrowings from the Company's $50 million Credit Facility (the Credit Facility).

                                 B&G Foods, Inc.
                          Notes to Unaudited Pro Forma
             Condensed Consolidated Financial Statements (Continued)
                             (Dollars in thousands)


The unaudited pro forma condensed consolidated financial statements have been adjusted for the items set forth below. Such adjustments reflect Management's estimates of the fair value of the assets acquired and the liabilities assumed relating to the Nabisco Brands Acquisition, the Trappey's Acquisition and the Maple Grove Acquisition.

1. The Company's results of operations for the fiscal year ended January 3, 1998 include the results of operations of the Nabisco Brands and Trappey's since their respective dates of acquisition.

2. Represents the historical combined statements of product contribution of the Nabisco Brands for the 24-week period ended June 17, 1997 and the historical consolidated statements of earnings of Trappey's for the 33-week period ended August 15, 1997.

3. Represents the combined statements of operations of Maple Grove for the year ended December 27, 1997 and the 26-week period ended June 27, 1998.

Balance Sheet

4.       To adjust to the excess of cost over the fair value of the net assets acquired in the Maple Grove Acquisition
         which will be amortized over 40 years.                       $  13,752
                                                                      =========

5. Reflects the borrowings under the Credit Facility to finance the Maple Grove Acquisition as follows:

                  Cash paid for Maple Grove Acquisition              $   14,170
                  Repayment of Maple Grove existing debt                  8,607
                                                                     ----------
                           Total payment                                 32,777
                  Receipt of shareholder receivable upon closing           (618)
                           Total increase in long-term debt          $   32,159
                                                                     ==========

6. Reflects the elimination of Maple Grove's historical stockholders' equity and includes an additional $1,000 of new equity.

                                 B&G Foods, Inc.
                          Notes to Unaudited Pro Forma
             Condensed Consolidated Financial Statements (Continued)
                             (Dollars in thousands)



Statements of Operations

                                                                                 Fiscal             26-Week
                                                                                Year Ended       Period Ended
                                                                                Jan. 3, 1998      July 4, 1998
                                                                                ------------     -------------

7.       Adjustment to depreciation and amortization expense
         relating to estimated fair values of property, plant and
         equipment.  Property, plant and equipment is depreciated
         over 3 to 20 years.
         --- Nabisco Brands Acquisition                                           $      (10)    $          --
         --- Trappey's Acquisition                                                       (14)               --
                                                                                 -----------     -------------
                                                                                  $      (24)    $          --
                                                                                  ===========    =============

8.       Adjustment to amortization expense for the excess cost
         over fair value of net assets acquired and other intangible assets.  Excess cost over fair value of net assets acquired
         (goodwill) and other intangible assets (trademarks) are
         being amortized over 40 years and 20 to 40 years,
         respectively.
         --- Nabisco Brands Acquisition                                           $      915     $        --
         --- Trappey's Acquisition                                                       (67)             --
         --- Maple Grove Acquisition                                                     410             205
                                                                                ------------      ----------
                                                                                       1,258             205

         Adjustment to eliminate the salary of the majority  stockholder  and to
         record  the  salary  and  consulting   arrangement  with  the  majority
         stockholder pursuant to the Maple Grove Stock Purchase Agreement
         dated July 2, 1998.                                                             (58)            (58)

         Adjustment to eliminate  commissions  paid to a related entity owned by
         Maple Grove's majority  stockholder and an annual bonus to the majority stockholder pursuant to the Maple Grove Purchase
         Agreement dated July 2, 1998                                                   (764)            --
                                                                                 -----------      ---------
                                                                                 $       436      $     147
                                                                                 ===========      =========


                                 B&G Foods, Inc.
                          Notes to Unaudited Pro Forma
             Condensed Consolidated Financial Statements (Continued)
                             (Dollars in thousands)


                                                                                   Fiscal                26-Week
                                                                                 Year Ended            Period Ended
                                                                                 Jan. 3, 1998          July 4, 1998
                                                                                 ------------          ------------

9.       Adjustment to eliminate Trappey's historical interest
         and other income as amounts represent interest
         on intercompany balances with a subsidiary of JEM's
         parent, primarily related to sales to the subsidiary,
         which will not exist subsequent to the Trappey's
         Acquisition.  The intercompany balances were not
         settled during the year and therefore JEM charged the
         subsidiary of the parent an intercompany interest charge.
                                                                                  $       151              $         --
                                                                                  ===========              ============
10.      Adjustment to eliminate the Company's  historical
         interest expense with related  parties.  For the
         fiscal year ended January 3, 1998,  the $811
         includes interest expense with
         BRS of $754 and L. Polaner interest expense of $57.                       $    (754)              $         --

         Adjustment to eliminate Maple Grove's historical interest
         expense with related parties.                                                  (188)                     (110)
                                                                                  ----------                 ---------
                                                                                   $    (942)                 $   (110)
                                                                                   ==========                 =========
11.      Adjustment to eliminate the Company's historical interest
         expense and to reflect the Company's pro forma interest
         expense and amortization of deferred debt issuance costs
         as shown below.  The net proceeds from the sale of the
         Existing Notes were used to repay approximately $76.5
         million of then existing bank debt under the Company's
         prior credit facility (weighted average interest rate of
         approximately 8.95%) and $23.5 million of the Interim
         Notes (12%) which were incurred in conjunction with the
         acquisition of B&G on December 27, 1996 and the Nabisco
         Brands Acquisition.
         --- Historical interest expense                                          $   (8,767)            $           --
         --- Other debt, including capital leases                                         58                         --
         --- Existing Notes (9.625%)                                                  11,550                         --
                                                                                 -----------             --------------
                                                                                       2,841                         --
                                                                                 -----------             --------------


                                 B&G Foods, Inc.
                          Notes to Unaudited Pro Forma
             Condensed Consolidated Financial Statements (Continued)
                             (Dollars in thousands)


                                                                                       Fiscal          26-Week
                                                                                    Year Ended       Period Ended
                                                                                    Jan. 3, 1998    July 4, 1998
                                                                                    ------------    -------------

         Adjustment to eliminate Maple Grove's historical interest expense and to reflect Maple Grove's pro forma interest expense as shown below. The net proceeds from the Company's Credit Facility was used to repay Maple
         Grove's existing debt.

         --- Historical interest expense                                           $    (705)            $    (366)
         --- Borrowings under the Credit Facility (8.50%)                              2,380                 1,190
         --- Commitment fee on the aggregate unused
                     portion of the Credit Facility (0.50%)                              110                    55
                                                                                  ----------            ----------
                                                                                       1,785                   879
                                                                                  ----------            ----------
         Amortization  of deferred debt issuance  costs.  In connection with the issuance of the Existing Notes, the Company incurred approximately $5.9 million in deferred debt issuance costs which are being  amortized over the
         life of the Existing Notes.                                                     600                    --

         Adjustment to eliminate Trappey's historical interest
         expense.                                                                         (9)                   --
                                                                                  ----------            ----------
                                                                                  $    5,217                   879
                                                                                  ===========           ==========

12.      Adjustment to income tax expense to reflect the Company's
         effective tax rate.  The primary difference between the
         expense calculated at the statutory rate (34%) and the
         amount reflected in the pro forma statements is
         attributable primarily to non-deductible goodwill and the
         provision for state income taxes.  As Maple Grove had
         elected to be taxed as an S corporation under the
         provisions of the Internal Revenue Code, income tax
         expense has been adjusted to reflect the effective C
         corporation income tax rate of the Company for all
         periods presented.                                                       $     (487)            $    (42)
                                                                                  ===========            ==========


                                 B&G Foods, Inc.
                          Notes to Unaudited Pro Forma
             Condensed Consolidated Financial Statements (Continued)
                             (Dollars in thousands)


                                                                                  Fiscal           26-Week
                                                                                Year Ended       Period Ended
                                                                                Jan. 3, 1998     July 4, 1998
                                                                                ------------      ------------

13.      Other unaudited pro forma data:

         Pro forma earnings before interest, taxes, depreciation
         and amortization (Pro forma EBITDA)                                    $   23,499        $  11,579
                                                                                ==========        =========

         Pro forma EBITDA is defined as pro forma earnings before interest, taxes, depreciation and amortization and is presented because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance and to determine a company's ability to service and incur debt. Pro forma EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities or other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity.

(c)      Exhibits.

The exhibits are contained in the Form 8-K for B&G Foods, Inc., filed on August 3, 1998, which this filing amends.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 B&G Foods, Inc.
                                   (Registrant)

                                 By: /s/ Robert C. Cantwell
                                     ----------------------
                                     Robert C. Cantwell
                                     Executive Vice President of Finance and
                                     Chief Financial Officer



Date:    October 2, 1998


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